Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Liberty Oilfield Services Inc. of our report dated January 9, 2017, with respect to the balance sheet of Liberty Oilfield Services LLC as of December 31, 2015, and the related statements of operations, changes in member’s equity, and cash flows for the year then ended. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

Denver, Colorado

April 10, 2017